Exhibit 23.6

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Peakstone Realty Trust on Post-Effective Amendment No. 1 to Form S-3 (File No. 333-273803) of our report dated October 30, 2024, which includes an emphasis of matter paragraph explaining that the statement of revenues and certain expenses was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the IOS JV, LLC’s revenues and certain expenses, with respect to our audit of the statement of revenues and certain expenses of an industrial storage facility portfolio of properties (IOS Portfolio) of IOS JV, LLC for the year ended December 31, 2023 appearing in the Current Report on Form 8-K of Peakstone Realty Trust dated November 4, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Philadelphia, PA
February 20, 2025